EXHIBIT 99.77Q1(a)

                         FIRST PACIFIC MUTUAL FUND, INC.

                              ARTICLES OF AMENDMENT


            First Pacific Mutual Fund, Inc., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

            FIRST:      Article Second of the Articles of Incorporation, as
amended and supplemented, of the Corporation be, and hereby is, amended to rename the Corporation as "Lee Financial Mutual Fund, Inc."

            SECOND:     Article Tenth of the Articles of Incorporation, as
amended and supplemented, of the Corporation be, and hereby is, amended and restated in its entirety as follows:

       "TENTH: The Corporation may use the name "Lee Financial" or any other name derived from or similar thereto only for so long as the Investment Management Agreement or any extension, renewal or amendment thereof, or subsequent Investment Management
       Agreement with the Investment Manager, Lee Financial Group
       Hawaii, Inc., or other affiliate of the Investment Manager, remains in effect. Unless otherwise permitted by the Investment Manager, when such Investment Management Agreement is no longer is effect, the Corporation will (to the extent that it lawfully can) cease to use such a name or any other name indicating that it is advised by or otherwise connected with the Investment Manager or an affiliate of the Investment Manager."

            THIRD:     The Articles of Incorporation, as amended and
supplemented, of the Corporation be, and hereby are, amended to rename the authorized issued and unissued classified shares of each class of common stock of the "First Pacific Low Volatility Fund" as shares of the "Lee Financial Tactical Fund."

            FOURTH:    The foregoing amendments to the Articles of
Incorporation of the Corporation were approved by a majority of the entire Board of Directors on September 11, 2014, and the foregoing amendments are limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.



            IN WITNESS WHEREOF, Corporation has caused these presents to be signed in its name and on its behalf by its duly authorized officer who acknowledges that these Articles of Amendment are the act of the Corporation, that to the best of his knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties of perjury.

                                   First Pacific Mutual Fund, Inc.


                                    By: /s/ Terence K. H. Lee
                                       ----------------------
                                            Terrence K. H. Lee
                                            President

WITNESS:


/s/ Lugene Endo Lee
-------------------
Lugene Endo Lee
Secretary


                                 CERTIFICATE


            THE UNDERSIGNED, President of First Pacific Mutual Fund,
Inc., who executed on behalf of said corporation the foregoing Articles of Amendment to the Articles of Incorporation, as amended and supplemented, of which this certificate is made a part, hereby acknowledges that the foregoing Articles of Amendment are the act of the said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.



                                                /s/ Terrence K. H. Lee
                                                -----------------------
                                                Name:  Terrence K.H. Lee
                                                Title: President